Exhibit 99.3

PURCHASE AGREEMENT

Purchase Agreement dated as of February 21, 2006 (the “Agreement”) among Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), General Electric Corporation, a New York corporation (“GE”), IDX Systems Corporation, a Vermont corporation (“IDX”), and IDX Investment Corporation, a Vermont corporation (“IIC” and, together with GE and IDX, the “GE Entities”).

WHEREAS, Allscripts and IDX have heretofore entered into the Stock Rights and Restrictions Agreement dated as of January 8, 2001 (the “SRR Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of September 28, 2005, a wholly-owned subsidiary of GE merged into IDX whereby IDX became a wholly-owned subsidiary of GE;

WHEREAS, IIC, a wholly-owned subsidiary of IDX, owns 7,077,138 shares of common stock of Allscripts (the “Common Stock”);

WHEREAS, on February 15, 2006 Allscripts announced that it intends to offer shares of its Common Stock in a public offering (the “Offering”) pursuant to a prospectus supplement filed with the Securities and Exchange Commission on February 15, 2006, as it may be amended or supplemented; and

WHEREAS, in connection with the Offering, the parties have agreed that it is in their best interest to enter into the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale.

On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the GE Entities agree to sell and deliver 1,250,000 shares of Common Stock (the “Shares”) to Allscripts, and Allscripts agrees to purchase and accept the Shares at the Closing (as hereinafter defined). The purchase price of each Share shall be 95% of the public offering price per share of Common Stock in the Offering.

The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall take place on the date of the closing of the Offering, after satisfaction or waiver of the conditions set forth in paragraph 2, or at such other time as shall be determined by agreement among the parties.

At the Closing, the GE Entities shall deliver or cause to be delivered to the Company stock certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, with all required documentary or transfer tax stamps, if any, affixed.

2. Conditions; Termination.

(a) The obligations of the parties to effect the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing, of the following conditions:

(i) the Offering shall have been consummated; and

(ii) no temporary restraining order, preliminary or permanent injunction or other judgment, decision or order issued by any governmental authority of competent jurisdiction shall be in effect preventing the consummation of the transactions contemplated hereby.

(b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by the mutual written consent of Allscripts and GE;

(ii) by either Allscripts or GE by written notice to the other parties if the Closing shall not have occurred on or prior to March 15, 2006; or

(iii) by Allscripts if there shall have been a material breach by the GE Entities of their representations, warranties, covenants or agreements contained in this Agreement.

3. Lock-Up Agreement.

For a period commencing on the date hereof and ending on the 60th day after the date of the pricing of the Offering (the “Lock-Up Period”), the GE Entities agree not to, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exchangeable for Common Stock, or sell or grant options, rights or warrants with respect to any shares of Common Stock or securities convertible into or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of Common Stock or securities convertible, exercisable or exchangeable into Common Stock or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Allscripts. If at any time any party who has signed a lock-up agreement in connection with the Offering is released from such lock-up agreement by the underwriters with respect to all or a portion of such shares in connection with the sale of such shares, the GE Entities shall be released from the lock-up contemplated by this paragraph 3 with respect to the same number of shares.

4. Representations and Warranties.

The GE Entities hereby represent and warrant to Allscripts as follows:

As of the date hereof IIC is, and as of the Closing, IIC will be, the registered and beneficial holder of 7,077,138 shares of Common Stock, with good title to the Shares and full power and authority to sell, assign and transfer the Shares to Allscripts, free and clear of all liens, claims, restrictions, charges and encumbrances of any kind whatsoever and not subject to any adverse claim (collectively, “Encumbrances”). Upon sale and delivery of, and payment for, the Shares as provided herein at the Closing, IIC will convey to Allscripts good and valid title to the Shares free and clear of all Encumbrances. The Shares are not subject to any preemptive or similar rights.

5. Notice. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address and facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to Allscripts:

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza

Chicago, IL 60654

Attention: President

Facsimile: (312) 506-1208

with a copy to: the General Counsel at the same address.

If to IDX:

IDX Systems Incorporated

1400 Shelburne Road

South Burlington, VT 05403

Attention: President

Facsimile: (802) 862-6351

with a copy to:

GE Healthcare

540 West Northwest Highway

Barrington, IL 60010-3076

Attention: General Counsel

Facsimile: (847) 277-5090

6. Miscellaneous.

(a)                                  This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(b)                                 The GE Entities consent to the statements set forth in Exhibit A regarding this Agreement, it being understood that Allscripts will make these statements publicly.

(c)                                  The parties acknowledge and agree that the SRR Agreement remains in full force and effect.

(d)                                 Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(e)                                  Except for the SRR Agreement, this Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings and communications, whether oral or written, among the parties with respect to the sale of shares of Common Stock by the GE Entities. Any term of this Agreement may be amended or modified only by written agreement of the parties.

(f)                                    All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. All representations, warranties and covenants shall survive the Closing.

(g)                                 THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS.

(h)                                 The parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the parties, in their sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

(i)                                     Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	Brian Vandenberg
Name: Brian Vandenberg
Title: Vice President and General Counsel

GENERAL ELECTRIC COMPANY

By:	Michael A. Jones KBS
Name: Michael A. Jones
Title: EVP, Business Development

IDX SYSTEMS CORPORATION

By:	Michael A. Jones KBS
Name: Michael A. Jones
Title: EVP, Business Development

IDX INVESTMENT CORPORATION

By:	Michael A. Jones KBS
Name: Michael A. Jones
Title: EVP, Business Development